                                                                    EXHIBIT 12.1


                      SAFETY COMPONENTS INTERNATIONAL, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)





                                         Four Months
                                       January 1, 1993    Eleven Months April
                                      through April 27,     28, 1993 through         Year Ended March 31,           Pro Forma
                                           1993              March 31, 1994      1995       1996        1997      March 31, 1997
                                          -------               -------         -------    -------     -------       -------
Fixed Charges:
   Interest expense (income), net         $    10               $   235         $   126    $  (197)    $ 1,319       $10,563
                                          -------               -------         -------    -------     -------       -------


Earnings:
   Income (loss) before income taxes         (417)                 (591)          3,416      8,030       6,841         1,956
   Add back fixed charges                      10                   235             126       (197)      1,319        10,563
                                          -------               -------         -------    -------     -------       -------
                                             (407)                 (356)          3,542      7,833       8,160        12,519
Ratio of earnings to fixed charges (1)
                                               --                    --           28.1x         --        6.2x          1.2x


                                           Three Months Ended June 30,
                                          1996       1997     Pro Forma
                                          -------    -------    -------
Fixed Charges:
   Interest expense (income), net         $    10    $   523    $ 2,639
                                          -------    -------    -------

Earnings:
   Income (loss) before income taxes        1,372      2,391      1,685
   Add back fixed charges                      10        523      2,639
                                          -------    -------    -------
                                            1,382      2,914      4,324
Ratio of earnings to fixed charges (1)
                                           138.2x       5.6x       1.6x


(1) For the Four Months January 1, 1993 through April 27, 1993 and the Eleven Months April 28, 1993 through March 31, 1994, earnings were insufficient to cover fixed charges by $167,000 and $207,000, respectively. In fiscal year 1996, the Company did not incur fixed charges.